FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 12, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Provides Operations Update

Salt Lake City, May 12, 2009 – FX Energy, Inc. (NASDAQ: FXEN) reported today that the Ostrowiec well in western Poland is scheduled to begin drilling in about two weeks. The well will be drilled by Pila Drilling, a wholly owned subsidiary of the Polish Oil and Gas Company (POGC). The well is operated and owned 51% by FX Energy. POGC owns 49%. Under terms of the farmout agreement, POGC will pay 100% of the drilling costs of the well.

The Ostrowiec well will test a Ca2 build-up at a depth of 4,100 meters. It will also test sub-Zechstein rocks with potential for Rotliegend sands. The nearest fields are located approximately 25 kilometers south of the Ostrowiec location.

“This is potentially the largest target we have drilled in the Permian Basin in Poland,” said Richard Hardman, Senior Technical Advisor for FX Energy. “While this is still a high risk well, we are very excited about the potential at Ostrowiec. A successful well could be transformational for FX Energy and its shareholders.”

Roszkow

The Company reported that the production facility at Roszkow is expected to be completed in June. However, due to permitting delays the pipeline will not be operational until later this year. “We are disappointed about this delay,” said David Pierce president of FX Energy. “We intend to match our big capital expenditures to the timing of our production and revenue. However, we are optimistic that drilling at Ostrowiec and other potential farmout activity will supplement our own operational activity over the next few months.”

Sroda-4, Kromolice-1 and 2 Wells

FX Energy reported that the Company has been designated operator for the permitting and construction of the pipeline and facilities to connect the Sroda-4, Kromolice-1 and Kromolice- 2 wells. Planning and permitting work is underway. First gas deliveries are expected in the fourth quarter of 2010. “We are pleased that POGC has placed the Company in charge of bringing these wells online. They will add significantly to our production base and we are very focused on meeting our forecast timeline,” said Zbigniew Tatys, Head of FX Energy’s Warsaw office.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.